Exhibit 99.1

Investor Relations Contact

J. Michael Bruff

Senior Vice President, Investor Relations

+1 (650) 424-5163
investors@varian.com

Press Contact

Mark Plungy

Director, Public Relations

+1 (650) 424-5630
mark.plungy@varian.com

FOR IMMEDIATE RELEASE

Varian Notifies Sirtex It Will Not Submit a Counterproposal to Competing Bid

PALO ALTO, Calif. — May 22, 2018 — Varian (NYSE: VAR) today announced it received notice from Sirtex Medical Limited (Sirtex) on May 21, 2018 (Pacific daylight time) that the board of directors of Sirtex has now received a binding proposal (CDH Proposal) from CDH Investments, a China-based alternative asset manager, for the acquisition of all of the issued shares of Sirtex at a price of A$33.60 per share and subject to conditions including the approval of Australia’s Foreign Investment Review Board and The Committee on Foreign Investments in the United States (CFIUS).

Sirtex has notified Varian of the material terms and conditions of the CDH Proposal, and also announced them to the Australian Securities Exchange. Under the terms of the scheme of arrangement entered into between Sirtex and Varian (Varian Scheme), Varian has the right to submit a counterproposal to the CDH Proposal. Varian has formally notified Sirtex that it will not be submitting a counterproposal and that Varian is committed to the terms of the Varian Scheme at the purchase price offered by Varian of A$28 per share.

The board of directors of Sirtex is considering the relative merits and risks of the CDH Proposal compared to the Varian Scheme, including the respective offer prices, the risks and timing to completion and the potential outcomes for Sirtex shareholders if a control transaction does not complete. The board of directors of Sirtex has not yet formed a view on these matters and continues to unanimously support and recommend the Varian Scheme.

Varian continues to believe that the Varian Scheme is superior to the CDH Proposal for Sirtex stockholders for the following reasons:

•	The Varian Scheme has been unanimously approved by both boards of directors, has fully committed financing and has received all necessary regulatory approvals

•	Varian is ready to complete the acquisition following the receipt of Sirtex stockholders' approval and the satisfaction of other customary closing conditions

In contrast, the CDH Proposal is highly uncertain:

•	The financing of the CDH Proposal is complex

•	Varian stands ready to close the transaction upon receipt of approval from Sirtex shareholders, whereas the CDH Proposal leaves open the prospect of shareholder approval being obtained as late as March 2019

•	No regulatory or antitrust approvals have yet been obtained in relation to the CDH Proposal and the terms of the CDH Proposal require approval by Australia’s Foreign Investment Review Board, approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (US), CFIUS notification and no regulatory intervention in Australia, USA, Germany, Italy, Belgium, United Kingdom or Ireland

Varian, consistent with previous communications remains ready, willing and able to perform its obligations pursuant to the terms of the Varian Scheme.

About Varian
Varian is a leader in developing and delivering cancer care solutions, and is focused on creating a world without fear of cancer. Headquartered in Palo Alto, California, Varian employs approximately 6,500 people around the world. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook, including growth drivers; the company's future orders, revenues, or earnings growth or other financial results; and any statements using the terms "could," "believe," "expect," "promising," "outlook," "should," "will" or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company's actual results to differ materially from those anticipated. Such risks and uncertainties include our ability to close and integrate the Sirtex business; our ability to achieve expected synergies from acquisitions; global economic conditions and changes to trends for cancer treatment regionally; currency exchange rates and tax rates; the impact of the Tax Cuts and Jobs Act; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; demand for and delays in delivery of the company's products; the company's ability to develop, commercialize and deploy new products; the company's ability to meet Food and Drug Administration (FDA) and other regulatory requirements, regulations or procedures; changes in regulatory environments; the company's assessment of the goodwill associated with its particle therapy business, risks associated with the company providing financing for the construction and start-up operations of particle therapy centers, challenges associated with commercializing the company's particle therapy business; challenges to public tender awards and the loss of such awards or other orders; the effect of adverse publicity; the company's reliance on sole or limited-source suppliers; the company's ability to maintain or increase margins; the impact of competitive products and pricing; the company's assessment of the goodwill associated with its particle therapy business; the potential loss of key distributors or key personnel; and the other risks listed from time to time in the company's filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

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